Exhibit 10.25

CREDIT AGREEMENT

Dated as of November 9, 2007

by and among

FEDERAL REALTY INVESTMENT TRUST,

as Borrower,

WACHOVIA CAPITAL MARKETS, LLC,

as Sole Lead Arranger and Sole Book Manager,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Agent,

Each of

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.,

SUNTRUST BANK,

and

U.S. BANK NATIONAL ASSOCIATION,

as a Documentation Agent,

and

Each of

CITICORP NORTH AMERICA, INC.

and

REGIONS BANK,

as a Managing Agent,

and

THE FINANCIAL INSTITUTIONS INITIALLY SIGNATORY HERETO

AND THEIR ASSIGNEES PURSUANT TO SECTION 12.5.(d),

as Lenders

i

SCHEDULE 1	Commitments
SCHEDULE 1.1(A)	List of Loan Parties
SCHEDULE 6.1.(b)	Ownership Structure
SCHEDULE 6.1.(f)	Title to Properties; Liens
SCHEDULE 6.1.(g)	Indebtedness and Guaranties
SCHEDULE 6.1.(h)	Litigation
SCHEDULE 6.1.(x)	Unencumbered Assets

EXHIBIT A	Form of Assignment and Acceptance Agreement
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Continuation

EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Note
EXHIBIT F	Form of Opinion of Counsel
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Guaranty

THIS CREDIT AGREEMENT (this “Agreement”) dated as of November 9, 2007, by and among FEDERAL REALTY INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their assignees pursuant to Section 12.5.(d), WACHOVIA CAPITAL MARKETS, LLC, as Sole Lead Arranger and Sole Book Manager (the “Arranger”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent, each of BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A., SUNTRUST BANK and U.S. BANK NATIONAL ASSOCIATION, as a Documentation Agent (each a “Documentation Agent”), and each of CITICORP NORTH AMERICA, INC. and REGIONS BANK, as a Managing Agent (each a “Managing Agent”).

WHEREAS, the Lenders desire to make available to the Borrower a term loan facility in the aggregate principal amount of $200,000,000, all on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1.

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such period, minus (b) Capital Reserves.

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently as referred to “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in the Adjusted Eurodollar Rate on the date on which such change in such maximum rate becomes effective.

“Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by (a) Excluded Subsidiaries, (b) Unconsolidated Affiliates and (c) the Specified Non-Wholly Owned Subsidiaries.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent to the Lenders from time to time.

“Affiliate” means any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding 10.0% or more (or 12.0% or more in the case of Morgan Stanley and its affiliates) of any Equity Interest in the Borrower; or (c) 10.0% or more (or 12.0% or more in the case of Morgan Stanley and its affiliates) of whose voting stock or other Equity Interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agent” means Wachovia Bank, National Association, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means the percentage per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the levels in the table set forth below (each a “Level”). Any change in the Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period that the Borrower has received Credit Ratings that are not equivalent, the Applicable Margin shall be determined by the higher of such two Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period for which the Borrower has not received a Credit Rating from either Rating Agency, then the Applicable Margin shall be determined based on Level 5. As of the Agreement Date, and thereafter until changed as provided above, the Applicable Margin is determined based on Level 2.

Level	Borrower’s Credit Rating (S&P/Moody’s)	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3	0.500%	0.00%
2	BBB+/Baa1	0.575%	0.00%
3	BBB/Baa2	0.750%	0.00%
4	BBB-/Baa3	0.950%	0.00%
5	< BBB-/Baa3	1.250%	0.25%

“Arranger” means Wachovia Capital Markets, LLC, together with its successors and permitted assigns.

“Assignee” has the meaning given that term in Section 12.5.(d).

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

“Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina or New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Reserves” means, for any period and with respect to any: (a) portion of a Property developed with improvements utilized for the retail sale of goods or services, office space or other use (other than residential apartments), an amount equal to (i) $0.15 per square foot times (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365; provided, however, no capital reserves shall be required with respect to any portion of any such Property which is leased under a ground lease to a third party that owns the improvements on such portion of such Property; or (b) Multifamily Property, an amount equal to (i) $200 per apartment unit in such Multifamily Property times (ii) a fraction, the numerator of which is the number of days in such period and the denominator of which is

365. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Retail Properties and Multifamily Properties of the Borrower and its Subsidiaries and a proportionate share of all Retail and Multifamily Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means 7.50%.

“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitment” means, as to each Lender, such Lender’s obligation to make a Loan pursuant to Section 2.1. in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1 attached page hereto as such Lender’s “Commitment Amount.”

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on all Properties that are under development or will commence development within twelve months from any date of determination.

“Construction Budget” means the fully-budgeted costs for the acquisition and construction of a given parcel of real property (including, without limitation, the cost of acquiring such parcel of real property, reserves for construction interest and operating deficits, tenant improvements, leasing commissions, and infrastructure costs) as reasonably determined by the Borrower in good faith.

“Continue,” “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.

“Controlled Property” means a Property which is an Eligible Property that is owned in fee simple (or leased under a Ground Lease) by a Guarantor that is not a Wholly Owned Subsidiary and with respect to which the Borrower or such Guarantor has the right to take the following actions without the need to obtain the consent of any Person (other than the Requisite Lenders if required pursuant to this Agreement): (a) to create Liens on such Property as security for Indebtedness of the Borrower or such Guarantor, as applicable, and (b) to sell, convey, transfer or otherwise dispose of such Property.

“Convert,” “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Credit Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the unpaid principal amount of the Loan owing to such Lender to (b) the aggregate unpaid principal amount of all Loans.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of the Borrower.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” has the meaning set forth in Section 3.11.(a).

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any commitment on the part of a Loan Party to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

“Development Property” means a Property (a) that otherwise qualifies as an Eligible Property, except that it is not yet a Retail Property or Multifamily Property, but it is being developed to become one, and (b) that is either (i) Construction-in-Process or (ii) an Unstabilized Property.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period: (a) net income (or loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. EBITDA will be adjusted to remove all impact of straight lining of rents.

“Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Requisite Lenders.

“Eligible Assignee” means any Person who is, at the time of determination: (i) a Lender or an affiliate of a Lender; (ii) a commercial bank, trust, trust company, insurance company, investment bank or pension fund organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $500,000,000; or (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such Person is not currently a Lender or an affiliate of a Lender, such Person’s (or its parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s, or the equivalent or higher of either such rating by another rating agency acceptable to the Agent.

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is a Retail Property or Multifamily Property; (b) neither such Property, nor any interest of the Borrower or any Subsidiary therein (and if such Property is owned by a

Subsidiary, none of the Borrower’s direct or indirect ownership interests in such Subsidiary) is subject to any Lien other than Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) or subject to any Negative Pledge; (c) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and (d) if such Property is (i) leased by the Borrower, a Subsidiary or Unconsolidated Affiliate pursuant to a Ground Lease or other lease, (ii) the lessor’s interest in such Property is subject to a Mortgage and (iii) such Ground Lease or lease is subordinate to such Mortgage, then the mortgagee shall have executed a customary non-disturbance agreement with respect to the rights of the Borrower, such Subsidiary or Unconsolidated Affiliate under the Ground Lease or other lease.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary; and (b) which is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 28, 2006, by and among the Borrower, the financial institutions party thereto as “Lenders”, Wachovia Bank, National Association, as Agent, and the other parties thereto.

“Extension Request” has the meaning given such term in Section 2.9.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

“Fixed Charges” means, for any period, the sum of (a) Interest Expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid during such period. The Borrower’s pro rata share of the Fixed Charges of Unconsolidated Affiliates (other than intercompany amounts) of the Borrower shall be included in determinations of Fixed Charges.

“Funds From Operations” means, for a given period, income of the Borrower and its Subsidiaries available for common shareholders before depreciation and amortization of real estate assets and before extraordinary items less gains and losses on sale of real estate determined on a consolidated basis in accordance with GAAP applied on a consistent basis for such period. Adjustments for Unconsolidated Affiliates will be calculated to reflect the Borrower’s pro rata share of funds from operations on the same basis.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease or master lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease or master lease.

“Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include each Material Subsidiary (unless an Excluded Subsidiary or a Subsidiary that owns any Non-Controlled Property.)

“Guaranty,” “Guaranteed,” “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. When not otherwise specified, “Guaranty” as used herein shall mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit H.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed, (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness of any Unconsolidated Affiliate of such Person. By way of example only and not in limitation of the preceding sentence, Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or any portion thereof, is recourse to such Person, in which case the greater of such Person’s pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans shall constitute Indebtedness of the Borrower.

“Intellectual Property” has the meaning given that term in Section 6.1.(s).

“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, including capitalized interest not funded under a construction loan on a consolidated basis, plus (b) the Borrower’s pro rata share of Interest Expense of Unconsolidated Affiliates for such period.

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, or deemed made and ending one week, 1, 2, 3 or 6 months or 1 year thereafter, as the Borrower may select in the Notice of Borrowing, a Notice of Continuation or a Notice of Conversion, as the case may be, except that each Interest Period (other than an Interest Period with a one week duration) that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Property or other asset, the acquisition thereof. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or equivalent) or higher from either of the Rating Agencies.

“Lender” means each financial institution from time to time party hereto as a “Lender”,” together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire, or such other office of such Lender of which such Lender may notify the Agent in writing from time to time.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision)

of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.

“Loan Document” means this Agreement, each Note, the Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral security to secure all or a portion of the Obligations. Schedule 1.1.(A) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Major Default” means a Default resulting from the occurrence of any of the events described in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g).

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans (as defined in the Existing Credit Agreement) are scheduled to be due and payable in full pursuant to the terms of the Existing Credit Agreement. For purposes of this definition, Equity Interests in any of the following Subsidiaries which the Borrower is obligated to acquire pursuant to currently existing agreements with the holders of such Equity Interest shall not be considered to be Mandatorily Redeemable Stock: Congressional Plaza Associates, LLC; Street Retail West 4, L.P.; Street Retail West 7, L.P., FR Pike 7 Limited Partnership, Federal Realty Partners L.P., and FR Leesburg Plaza, LP.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew (if renewable by its terms) by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” has the meaning given that term in Section 10.1.(e)(i).

“Material Subsidiary” means any Subsidiary to which more than two percent of Adjusted Total Asset Value is attributable on an individual basis.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower, a Guarantor or one of their respective Subsidiaries is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Multifamily Property” means a Property improved with, and from which at least 80% of the rental income is derived from, residential apartments.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the gross revenues for such Property for such period.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such same Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Controlled Property” means an Eligible Property owned in fee simple (or leased under a Ground Lease) by (a) an Unconsolidated Affiliate or (b) a Subsidiary that is not a Wholly Owned Subsidiary but which Property does not otherwise qualify as a Controlled Property.

“Note” has the meaning given that term in Section 2.8.

“Notice of Borrowing” means a notice in the form of Exhibit B to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for the borrowing of the Loans.

“Notice of Continuation” means a notice in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.6. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property for which the Borrower or a Subsidiary is collecting rent, or for which a lease has been signed but the term has not yet commenced, to (b) the total square footage of such Property available for lease; provided, that, in the case of a Multifamily Property, “Occupancy Rate” means the ratio, expressed as a percentage, of (a) the net rentable units of such Multifamily Property for which the Borrower or a Subsidiary is collecting rent, or for which a lease has been signed but the term has not yet commenced, to (b) the total units of such Multifamily Property available for lease.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury, and any successor Governmental Authority for such office.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“Participant” has the meaning given that term in Section 12.5.(c).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Agent for the benefit of the Lenders; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor, which obligations have been subordinated to the obligations owing by the Borrower and the Guarantors under the Loan Documents on terms satisfactory to the Agent; (g) Liens in existence as of the Agreement Date set forth in Part II of Schedule 6.1.(f); and (h) Liens securing Indebtedness permitted by Section 9.6.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under

Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or a Subsidiary; or (c) constituting balloon, bullet or similar redemptions resulting in the redemption of Preferred Equity Interests in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means the rate of interest per annum announced publicly by the Lender then acting as the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender acting as the Agent or any other Lender.

“Principal Office” means the office of the Agent located at One Wachovia Center, Charlotte, North Carolina, or such other office of the Agent as the Agent may designate from time to time.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower, any Subsidiary or any Unconsolidated Affiliate of the Borrower and which is located in a state of the United States of America or the District of Columbia.

“Rating Agency” means S&P or Moody’s, as applicable.

“Register” has the meaning given that term in Section 12.5.(e).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Requisite Lenders” means, as of any date, Lenders holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans. Loans held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders.

“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, the chief financial officer, the treasurer or the chief operations officer, and in the case of the Borrower, the Senior Vice President-Capital Markets & Investor Relations or the Vice President-Chief Accounting Officer of the Borrower.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any Subsidiary now or hereafter outstanding.

“Retail Property” means (a) any Property identified as a “Retail Property” on Schedule 6.1.(x) and (b) any Property, a substantial use of which, is the retail sale of goods and services.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in, or determined to be resident in, a country that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise officially published by OFAC from time to time.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals maintained by OFAC available at or through http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise officially published from time to time.

“Secured Indebtedness” means, with respect to any Person, (a) all Indebtedness of such Person that is secured in any manner by any Lien on any Property plus (b) such Person’s pro rata share of the Secured Indebtedness of any of such Person’s Unconsolidated Affiliates.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Significant Subsidiary” means any Subsidiary to which more than $10,000,000 of Total Asset Value is attributable on an individual basis.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person if such affiliate is not itself Solvent) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Specified Non-Wholly Owned Subsidiaries” means Congressional Plaza Associates, LLC; FRIT Escondido Promenade, LLC; Street Retail West 4, L.P.; and Street Retail West 7, L.P.

“Stabilized Property” means a completed Property that has achieved an Occupancy Rate of at least 85%.

“Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Borrower and Subsidiaries determined on a consolidated basis plus (a) accumulated depreciation and amortization minus the following (to the extent reflected in determining stockholders’ equity of the Borrower and its Subsidiaries): (b) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (c) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.12.(a).

“Termination Date” means November 6, 2008, or such later date to which the Termination Date may be extended pursuant to Section 2.9.

“Titled Agents” means each of the Arranger, the Documentation Agents, and the Managing Agents and their respective successors and permitted assigns.

“Total Asset Value” means the sum of all of the following of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis: (a) cash and cash equivalents, plus (b) with respect to each Stabilized Property owned by the Borrower or any Subsidiary, (i) EBITDA attributable to such Property for the fiscal quarter most recently ended (adjusted for acquisitions and dispositions) times (ii) 4, divided by (iii) the Capitalization Rate, plus (c) the GAAP book value of Properties acquired during the most recent quarter, plus (d) Construction-in-Process until the earlier of the (i) one year anniversary date of project completion or (ii) the second quarter after the project achieves an Occupancy Rate of 85%, plus (e) the GAAP book value of Unimproved Land, Mortgage Receivables and other promissory notes. The Borrower’s pro rata share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets. For purposes of determining Total Asset Value, EBITDA from Properties acquired or disposed of by the Borrower and its Subsidiaries during the period of determination shall be excluded from clause (b) above.

“Total Indebtedness” means all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis.

“Type” with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted NOI” means, for any period, NOI from (a) Wholly Owned Properties; (b) Controlled Properties; and (c) Non-Controlled Properties, all of which have been owned for the entire period and as adjusted for any non-recurring items during the reporting period. For purposes of this definition, to the extent the NOI attributable to Non-Controlled Properties would exceed 10% of the Unencumbered Adjusted NOI, such excess shall be excluded.

“Unencumbered Asset Value” means (a) the Unencumbered Adjusted NOI for the fiscal quarter most recently ending times 4 divided by the Capitalization Rate, plus (b) the GAAP book value of all Properties acquired during the fiscal quarter most recently ended which Properties are not subject to any Lien other than Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) or subject to any Negative Pledge, plus (c) the GAAP book value of Development Property not subject to any Lien other than Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) or subject to any Negative Pledge, until the earlier of (i) the one year anniversary date of project completion or (ii) the second quarter after the project achieves an Occupancy Rate of

85%. For purposes of this definition, to the extent the Unencumbered Asset Value attributable to Development Properties would exceed 10% of the Unencumbered Asset Value, such excess shall be excluded.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Unimproved Land” consists of land on which no development (other than paving or other improvements that are not material and are temporary in nature) has occurred and for which no development is planned in the 12 months following any date of determination.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness.

“Unstabilized Property” means a Property (a) the improvements on which were completed within twelve months prior to any date of determination; and (b) which has not achieved an Occupancy Rate of 85%.

“Wachovia” means Wachovia Bank, National Association, together with its successors and permitted assigns.

“Wholly Owned Property” means an Eligible Property which is wholly owned in fee simple (or leased under a Ground Lease) by only the Borrower or a Guarantor that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2. General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a direct or indirect Subsidiary of the Borrower and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina, time.

Section 1.3. Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Borrower’s compliance with any financial covenant contained in any of the Loan Documents, only the Borrower’s pro rata share of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

ARTICLE II. CREDIT FACILITY

Section 2.1. Loans.

(a) Generally. Subject to the terms and conditions hereof, on the Effective Date each Lender severally and not jointly agrees to make a Loan to the Borrower in a principal amount not to exceed the amount of such Lender’s Commitment. Once repaid, the principal amount of a Loan may not be reborrowed.

(b) Requesting. The Borrower shall give the Agent notice pursuant to the Notice of Borrowing of the borrowing of the Loans no later than 11:00 a.m. on the date three Business Days prior to the anticipated Effective Date. Such Notice of Borrowing shall be irrevocable once given and binding on the Borrower.

(c) Disbursements of Loan Proceeds. No later than 1:00 p.m. on the Effective Date, each Lender will make available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, the proceeds of the Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Agent will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on such date and at the account specified by the Borrower in the Notice of Borrowing.

Section 2.2. Rates and Payment of Interest on Loan.

(a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of the Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

(ii) during such periods as such Loan is a LIBOR Loan, at the Adjusted Eurodollar Rate for such Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of the Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b) Payment of Interest. Accrued and unpaid interest on each Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor, and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period, and (iii) in the case of any Loan, in arrears upon the payment, prepayment or Continuation thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c) Ratings Change. If the Applicable Margin shall change as a result of a change in the Borrower’s Credit Rating and then within a 90-day period change back to the Applicable Margin in effect at the beginning of such period as a result of another change in such Credit Rating, and (i) if the initial change in the Applicable Margin was an increase, then the Borrower will receive as a credit against its Obligations for the period during which the increase existed any incremental interest expense with respect to the Loans the interest rate on which included the Applicable Margin and (ii) if the initial change in the Applicable Margin was a decrease, then the Borrower shall promptly pay to the Agent for the ratable benefit of the Lenders for the period during which the increase existed determined as if such decrease had not occurred additional interest with respect to the Loans the interest rate on which included the Applicable Margin.

Section 2.3. Number of Interest Periods.

There may be no more than 6 different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.4. Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Termination Date.

Section 2.5. Prepayments.

Subject to Section 4.4., the Borrower may prepay the Loans, in whole or in part, at any time without premium or penalty. The Borrower shall give the Agent at least one Business Day’s prior written notice of the prepayment of the Loans.

Section 2.6. Continuation.

So long as no Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender holding any such Loan being Continued by telecopy, or other similar form of transmission, of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if an Event of Default shall exist at the end of the current Interest Period of a LIBOR Loan, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.7. Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if an Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender holding a Loan being Converted by telecopy, or other similar form of transmission, of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.8. Notes.

(a) Notes. The Loan made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit E (each a “Note”), payable to the order of such Lender in a principal amount equal to the amount of its Commitment and otherwise duly completed.

(b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of the Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

(c) Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that the Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at the expense of such Lender execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.9. Extension of Termination Date.

The Borrower shall have the right, exercisable one time, to extend the Termination Date for one year. The Borrower may exercise such right only by executing and delivering to the Agent at least 90 days but not more than 180 days prior to the current Termination Date, a written request for such extension (an “Extension Request”). The Agent shall forward to each Lender a copy of the Extension Request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year effective upon receipt of the Extension Request and payment of the fee referred to in the following clause (b): (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (b) the Borrower shall have paid the Fees payable under Section 3.6.(a).

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.3., the Borrower may, at the time of making each payment under this Agreement or any Note, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender at the applicable Lending Office of such Lender no later than 5:00 p.m. on the date of receipt. If the Agent fails to pay such amount to a Lender as provided in the previous sentence, the Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

Section 3.2. Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) the making of the Loans under Section 2.1. shall be made, pro rata according to amounts of the Lenders’ respective Commitments and payment of the Fee under Section 3.6.(a), shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them;

(b) each payment or prepayment of principal of Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them;

(c) each payment of interest on the Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and

(d) the Conversion and Continuation of the Loans of a particular Type (other than Conversions provided for by Section 4.5.) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

Section 3.3. Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, the Loan made by it to the Borrower under this Agreement, or shall obtain payment on any other Obligation owing by the Borrower or other Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2. or Section 10.3., as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2. or Section 10.3., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders pursuant to this Section may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Minimum Amounts.

(a) Generally. Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof. LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) Prepayments. Each voluntary prepayment of the Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding).

Section 3.6. Fees.

(a) Extension Fee. If the Borrower exercises its right to extend the Termination Date in accordance with Section 2.9., the Borrower agrees to pay to the Agent for the account of the Lenders a fee equal to one-tenth of one percent (0.10%) of the principal balance of the Loans outstanding at the time of such extension. Such fee shall be due and payable in full on the date the Agent receives the Extension Request.

(b) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing by the Borrower and the Agent from time to time.

Section 3.7. Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed, except in the case of Base Rate Loans which shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.8. Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, except to the extent the payment thereof as principal would result in the payment of amounts under Section 4.4., in which case such amount shall be paid to the Borrower or whomever else may be legally entitled thereto. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

Section 3.9. Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10. Statements of Account.

The Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon Borrower absent manifest error. The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.11. Defaulting Lenders.

(a) Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including, without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made, at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

(b) Purchase or Cancellation of Defaulting Lender’s Loan. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of the unpaid principal balance of the Defaulting Lender’s Loan. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of the unpaid principal balance of the Defaulting Lender’s Loan in proportion to the respective unpaid principal balance of the Loans held by other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the unpaid principal balance of such Defaulting Lender’s Loan, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders demand that such Defaulting Lender assign the unpaid principal balance of its Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(d) for the purchase price provided for below, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations under any of the Loan Documents. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder with respect thereto (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 12.5.(d) shall pay to the Agent an assignment fee in the amount of $7,000. The purchase price for the Loan of a Defaulting Lender shall be equal to the amount of the principal balance of the Loan outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 3.12. Taxes.

(a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) with respect to the Agent or a Lender that would not be imposed but for a connection between the Agent or such Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, gross receipts or branch profits, (iv) any withholding taxes payable with respect to payments hereunder or under any other Loan Document under Applicable Law as currently interpreted and applied as of the Agreement Date, and (v) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted prior to the date the same would become delinquent;

(ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

(iii) without duplication of amounts paid pursuant to the immediately preceding clause (i), pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

(b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code. Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above (or in respect thereof, under subsection (b) above) to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent. The obligation of the Lenders under this Section shall survive repayment of all Obligations and the resignation or replacement of the Agent.

ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1. Additional Costs; Capital Adequacy.

(a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loan (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of its Loan (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12.(a) or payable as a result of failing to deliver forms required by Section 3.12.(c)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of the Adjusted Eurodollar Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender; or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

(c) Notification and Determination of Additional Costs. Each of the Agent and each Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Agent); provided further that no Lender shall be entitled to claim any additional cost, reduction in amounts, loss, tax or other additional amount under this Article IV if such Lender fails to provide such notice to the Borrower within 180 days of the date such Lender becomes aware of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amount. The Agent or such Lender agrees to furnish to the Borrower (and in the case of a Lender, to the Agent) a certificate setting forth the basis and amount of each request by the Agent or such Lender for compensation under this Section. Absent manifest error, determinations by the Agent or any Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2. Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted Eurodollar Rate for any Interest Period:

(a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or

(b) the Agent reasonably determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3. Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful after the Agreement Date for such Lender to honor its obligation to maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent) and such Lender’s obligation to Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4. Compensation.

The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Upon the Borrower’s request, any Lender requesting compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5. Treatment of Affected Loans.

If the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b), 4.2. or 4.3., then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be Continued by such Lender as LIBOR Loans shall be Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans of other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with the respective unpaid principal amount of the Loans held by each of the Lenders.

Section 4.6. Change of Lending Office.

Each Lender agrees that it will file any certificate or document reasonably requested by the Borrower and use reasonable efforts to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.12., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such filing or designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that any such Lender shall have no obligation to designate a Lending Office located in the United States of America if such Lender has no office in the United States of America at the time of designation.

Section 4.7. Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

Section 4.8. Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.12. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b) or 4.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(d) for a purchase price to be agreed upon by the Affected Lender and the Eligible Assignee. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expenses and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders. Subject to the proviso to Section 4.1.(c), the terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12. or 4.1. for periods up to the date of replacement.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1. Initial Conditions Precedent.

The obligation of the Lenders to make the Loans on the Effective Date is subject to the following conditions precedent:

(a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(i) Counterparts of this Agreement executed by each of the parties hereto;

(ii) Notes executed by the Borrower and complying with the applicable provisions of Section 2.8. executed by the Borrower;

(iii) The Guaranty executed by each Guarantor existing as of the Effective Date;

(iv) An opinion of counsel to the Loan Parties, addressed to the Agent and the Lenders, in substantially the form set forth in Exhibit F;

(v) The declaration of trust of the Borrower certified as of a recent date by the Secretary of State of the state of its incorporation;

(vi) A good standing certificate with respect to the Borrower issued as of a recent date by the Secretary of State of the state of its incorporation and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii) A certificate of incumbency signed by the Secretary or Assistant Secretary of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Loan Documents to which the Borrower is a party and the officers of the Borrower then authorized to deliver the Notice of Borrowing and Notices of Continuation and Notices of Conversion;

(viii) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of (i) the bylaws of the Borrower and (ii) all corporate (or comparable) action taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents to which the Borrower is a party;

(ix) The articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of each Guarantor certified as of a recent date by the Secretary of State of the state of formation of such Guarantor;

(x) A certificate of good standing or certificate of similar meaning with respect to each Guarantor issued as of a recent date by (or other comparable evidence from) the Secretary of State of the state of formation of each such Guarantor and certificates of qualification to transact business or other comparable certificates issued by (or other comparable evidence from) each Secretary of State (and any state department of taxation, as applicable) of each state in which such Guarantor is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(xi) A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Guarantor with respect to each of the officers of such Guarantor authorized to execute and deliver the Loan Documents to which such Guarantor is a party;

(xii) Copies certified by the Secretary or Assistant Secretary of each Guarantor (or other individual performing similar functions) of (i) the by-laws of such Guarantor, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity, (ii) all corporate, partnership, member or other necessary action taken by such Guarantor to authorize the execution, delivery and performance of the Loan Documents to which it is a party and (iii) the articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of such Guarantor;

(xiii) The Fees then due and payable under Section 3.6., and any other Fees payable to the Agent, the Titled Agents and the Lenders on or prior to the Effective Date;

(xiv) A Compliance Certificate calculated as of September 30, 2007 (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date);

(xv) The Notice of Borrowing; and

(xvi) Such other documents, agreements and instruments as the Agent on behalf of the Lenders may reasonably request; and

(b) In the good faith judgment of the Agent and the Lenders:

(i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii) The Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

(iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents; and

(c) No Default or Event of Default shall exist as of the date of the making of such Loans or would exist immediately after giving effect thereto; and

(d) The representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party shall be true and correct on and as of the date of the making of the Loans with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Representations and Warranties.

In order to induce the Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Agent and each Lender as follows:

(a) Organization; Power; Qualification. Each of the Borrower, its Subsidiaries and the other Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b) Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1.(b) is a true, complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary and/or an Excluded Subsidiary and whether such Subsidiary owns a Non-Controlled Property (and if so, which one(s)). Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 6.1.(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c) Authorization of Agreement, Etc. The Borrower has the right and power, and has taken all necessary action to authorize the Borrower, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d) Compliance of Loan Documents with Laws, Etc. The execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party.

(e) Compliance with Law; Governmental Approvals. The Borrower, each Subsidiary and each other Loan Party is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including without limitation, Environmental Laws) relating such Person except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f) Title to Properties; Liens. As of the Agreement Date, Part I of Schedule 6.1.(f) sets forth all of the real property owned or leased by the Borrower, each other Loan Party and each other Subsidiary. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens.

(g) Existing Indebtedness. Schedule 6.1.(g) is, as of September 30, 2007, a complete and correct listing of all Indebtedness of the Borrower and its Subsidiaries, including without limitation, Guarantees of the Borrower and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness or Unsecured Indebtedness. Except as set forth on such Schedule, from September 30, 2007 through the Agreement Date, neither the Borrower nor any of its Subsidiaries has incurred any Indebtedness having an outstanding principal balance in excess of $1,000,000 in the aggregate.

(h) Litigation. Except as set forth on Schedule 6.1.(h), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor to the knowledge of the Borrower is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any Subsidiary or any other Loan Party or any of its respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any Subsidiary or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

(i) Taxes. All federal, state and other tax returns of the Borrower, any Subsidiary or any other Loan Party required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower, any Subsidiary and each other Loan Party and its respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, its Subsidiaries or any other Loan Party is under audit. All charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries and each other Loan Party in respect of any taxes or other governmental charges are in accordance with GAAP.

(j) Financial Statements. The Borrower has furnished to the Agent copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2006, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the fiscal year ending on such dates, with the opinion thereon of Grant Thornton LLP, and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ending September 30, 2007, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the Borrower and its consolidated Subsidiaries for the period of three fiscal quarters ending on such date. Such financial statements (including in each case related schedules and notes) are complete and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

(k) No Material Adverse Change. Since December 31, 2006, there has been no material adverse change in the business, assets, liabilities, financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole. Each of the Borrower, its Subsidiaries and the other Loan Parties is Solvent.

(l) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(m) Not Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any Subsidiary or any other Loan Party constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(n) Absence of Defaults. Neither the Borrower, any Subsidiary nor any other Loan Party is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any material agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any Subsidiary or other Loan Party is a party or by which the Borrower or any Subsidiary or other Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(o) Environmental Laws. Each of the Borrower, its Subsidiaries and the other Loan Parties has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower is not aware of, and has not received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the Borrower, its Subsidiaries and each other Loan Party, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, or other Hazardous Material; and (ii) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, its Subsidiaries and each other Loan Party relating in any way to Environmental Laws.

(p) Investment Company; Etc. Neither the Borrower nor any Subsidiary nor any other Loan Party is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q) Margin Stock. Neither the Borrower, any Subsidiary nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r) Affiliate Transactions. Except as permitted by Section 9.10., neither the Borrower, any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or any other Loan Party is a party.

(s) Intellectual Property. Each of the Borrower, each other Loan Party and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person, which conflict could reasonably be expected to have a Material Adverse Effect. The Borrower, each other Loan Party and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No material claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any Intellectual Property. The use of such Intellectual Property by the Borrower, its Subsidiaries and the other Loan Parties, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(t) Business. As of the Agreement Date, the Borrower and its Subsidiaries are engaged in the business of acquiring, developing, owning and managing commercial real estate, including retail and multi-family properties, together with other business activities incidental thereto.

(u) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.

(v) Accuracy and Completeness of Information. None of the written information, reports or other papers or data (excluding financial projections and other forward looking statements), taken as a whole as of the date of delivery thereof, furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any Subsidiary or any other Loan Party or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any Subsidiary or any other Loan Party in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any Subsidiary or any other Loan Party that have been or may hereafter be made available to the Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders.

(w) REIT Status. The Borrower qualifies as a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Borrower to maintain its status as a REIT.

(x) Unencumbered Assets. As of the Agreement Date, Schedule 6.1.(x) is a correct and complete list of each Wholly Owned Property, Controlled Property and Non-Controlled Property included as of the Agreement Date in the calculation of Unencumbered Asset Value. Except as set forth on such Schedule, each of the Properties included by the Borrower in calculations of Unencumbered Asset Value is an Eligible Property.

(y) Foreign Assets Control. None of the Borrower, any Subsidiary or any Affiliate of the Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise officially published from time to time.

Section 6.2. Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment hereto or thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower in favor of the Agent or any of the Lenders under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.9. and the date of the making of the Loans, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VII. AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Borrower shall comply with the following covenants:

Section 7.1. Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.7., the Borrower shall, and shall cause each Subsidiary and each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2. Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each Subsidiary and each other Loan Party to, comply with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all contracts and other written agreements to which it is a party if any such non-compliance could reasonably be expected to have a Material Adverse Effect.

Section 7.3. Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary and other Loan Party to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4. Conduct of Business.

The Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, carry on their respective businesses as described in Section 6.1.(t).

Section 7.5. Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary and other Loan Party to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law, and from time to time deliver to the Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 7.6. Payment of Taxes and Claims.

The Borrower shall, and shall cause each Subsidiary and other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of the Borrower, such Subsidiary or such other Loan Party, as applicable, in accordance with GAAP.

Section 7.7. Visits and Inspections.

The Borrower shall, and shall cause each Subsidiary and other Loan Party to, permit representatives or agents of any Lender or the Agent, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Agent (unless an Event of Default shall exist, in which case the exercise by the Agent of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Borrower or such Subsidiary or other Loan Party to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Agent or any Lender to discuss the financial affairs of the Borrower and any Subsidiary or any other Loan Party with its accountants.

Section 7.8. Use of Proceeds.

The Borrower shall use the proceeds of the Loans for general corporate purposes only. No part of the proceeds of any Loan will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock or (b) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity.

Section 7.9. Environmental Matters.

The Borrower shall, and shall cause all of its Subsidiaries and the other Loan Parties to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Borrower, any Subsidiary or any other Loan Party shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower, any Subsidiary or any other Loan Party alleging violations of any Environmental Law or requiring the Borrower, any Subsidiary or any other Loan Party to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the Borrower, any Subsidiary or any other Loan Party may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the Borrower, any Subsidiary or any other Loan Party. The Borrower shall, and shall cause its Subsidiaries and the other Loan Parties to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 7.10. Books and Records.

The Borrower shall, and shall cause each of its Subsidiaries and the other Loan Parties to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 7.11. Further Assurances.

The Borrower shall, at the Borrower’s cost and expense and upon request of the Agent, execute and deliver or cause to be executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12. New Subsidiaries/Guarantors.

(a) Requirement to Become Guarantor. Within 10 Business Days of any Person (other than an Excluded Subsidiary or a Subsidiary owning a Non-Controlled Property) becoming a Material Subsidiary after the Effective Date, the Borrower shall deliver to the Agent each of the following items, each in form and substance satisfactory to the Agent: (i) an Accession Agreement executed by such Material Subsidiary and (ii) the items that would have been delivered under Sections 5.1.(a)(iv), (ix) through (xii) and (xvi) if such Material Subsidiary had been one on the Effective Date; provided, however, promptly (and in any event within 10 Business Days) upon (x) any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, or (y) a Subsidiary ceasing to own any Non-Controlled Properties, such Subsidiary shall comply with the provisions of this Section if then applicable. The Borrower shall send to each Lender copies of each of the foregoing items once the Agent has received all such items with respect to a Material Subsidiary.

(b) Other Guarantors. The Borrower may, at its option, cause any Subsidiary that is not already a Guarantor to become a Guarantor by executing and delivering to the Agent the items required to be delivered under the immediately preceding subsection (a).

(c) Release of a Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor (x) meets, or will meet simultaneously with its release from the Guaranty, all of the provisions of the definition of the term “Excluded Subsidiary” or (y) has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Material Subsidiary (whether pursuant to a transaction permitted under Section 9.7. or otherwise); (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; and (iv) the Agent shall have received such written request at least 10 Business Days prior to the requested date of release. Delivery by the Borrower to the Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 7.13. REIT Status.

The Borrower shall at all times maintain its status as a REIT.

Section 7.14. Exchange Listing.

The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange, the American Stock Exchange or other national exchange reasonably acceptable to the Agent or which is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System.

ARTICLE VIII. INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall furnish to the Agent at its Lending Office:

Section 8.1. Quarterly Financial Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, common shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be in a form acceptable to the Securities and Exchange Commission and certified by the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2. Year-End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, common shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be in a form acceptable to the Securities and Exchange Commission and certified by (a) the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period and (b) independent certified public accountants of recognized national standing acceptable to the Agent, whose certificate shall be unqualified and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.

Section 8.3. Compliance Certificate.

At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., and, if the Requisite Lenders reasonably believe that an Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) or a Default under Section 10.1.(g) may occur, within 5 Business Days of the Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed by the chief financial officer or chief accounting officer of the Borrower: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the covenants contained in Sections 9.1. and 9.4. and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure. Together with each Compliance Certificate delivered in connection with quarterly or annual financial statements, the Borrower shall deliver a report, in form and detail reasonably satisfactory to the Agent, setting forth (x) a statement of Funds From Operations for the fiscal period then ending; (y) a list of each Wholly Owned Property, Controlled Property and Non-Controlled Property included in the calculation of Unencumbered Asset Value, such list to identify any Property that has ceased to be included in the calculation of Unencumbered Asset Value since the previous such list delivered to the Agent; and (z) a listing of all Properties acquired by the Borrower or any Subsidiary since the delivery of the previous such list, including their net operating income, cost and related mortgage debt, if any.

Section 8.4. Other Information.

(a) Management Reports. Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Borrower or its Board of Trustees by its independent public accountants;

(b) Securities Filings. Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any Subsidiary or any other Loan Party shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c) Shareholder Information. Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(d) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e) Litigation. To the extent the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower or any of its Subsidiaries are being audited;

(f) Modification of Organizational Documents. A copy of any amendment to the declaration of trust, bylaws or other organizational documents of the Borrower within 15 Business Days after the effectiveness thereof;

(g) Change of Management or Financial Condition. Prompt notice of any change in the chief executive officer, chief financial officer, chief investment officer or general counsel of the Borrower, any Subsidiary or any other Loan Party and any change in the business, assets, liabilities, financial condition or results of operations of the Borrower, any Subsidiary or any other Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;

(h) Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof: (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Borrower, any Subsidiary or any other Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(i) Judgments. Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against the Borrower, any Subsidiary or any other Loan Party of any of their respective properties or assets;

(j) Notice of Violations of Law. Prompt notice if the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(k) Material Subsidiary. Prompt notice of any Person becoming a Material Subsidiary;

(l) Material Asset Sales. Prompt notice of the sale, transfer or other disposition of any material assets of the Borrower, any Subsidiary or any other Loan Party to any Person other than the Borrower, any Subsidiary or any other Loan Party;

(m) Patriot Act Information. From time to time and promptly upon each request, information identifying the Borrower as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(n) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition or results of operations of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request.

Section 8.5. Electronic Delivery of Certain Information.

(a) The Borrower may deliver documents, materials and other information required to be delivered pursuant to Article VIII. (collectively, “Information”) in an electronic format acceptable to the Agent by e-mailing any such Information to an e-mail address of the Agent as specified by the Agent from time to time. The Agent shall promptly post such Information on the Borrower’s behalf on an internet or intranet website to which each Lender and the Agent has access, whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Agent (the “Platform”). Such Information shall only be deemed to have been delivered to the Lenders on the date on which such information is so posted. The Agent shall promptly notify each Lender by e-mail or otherwise when Information is posted to the Platform.

(b) In addition, the Borrower may deliver Information required to be delivered pursuant to Sections 8.1., 8.2., and 8.4.(b) and (c) by posting any such Information to the Borrower’s internet website (as of the Agreement Date, www.federalrealty.com). Any such Information provided in such manner shall only be deemed to have been delivered to the Agent or a Lender (i) on the date on which the Agent or such Lender, as applicable, receives notice from the Borrower that such Information has been posted to the Borrower’s internet website and (ii) only if such Information is publicly available without charge on such website. If for any reason, the Agent or a Lender either did not receive such notice or after reasonable efforts was unable to access such website, then the Agent or such Lender, as applicable, shall not be deemed to have received such Information. In addition to any manner permitted by Section 12.1., the Borrower may notify the Agent or a Lender that Information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Agent or such Lender, as applicable.

(c) Notwithstanding anything in this Section to the contrary (i) the Borrower shall deliver paper copies of Information to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given to the Borrower by the Agent or such Lender and (ii) in every instance the Borrower shall be required to provide to the Agent a paper original of the Compliance Certificate required by Section 8.3.

(d) The Borrower acknowledges and agrees that the Agent may make Information, as well as any other written information, reports, data, certificates, documents, instruments, agreements and other materials relating to the Borrower, any Subsidiary or any other Loan Party or any other materials or matters relating to this Agreement, any of the other Loan Documents or any of the transactions contemplated by the Loan Documents, in each case to the extent that the Agent’s communication thereof to the Lenders is otherwise permitted hereunder (collectively, the “Communications”) available to the Lenders by posting the same on the Platform. The Borrower acknowledges that (i) the distribution of material through an electronic medium, such as the Platform, is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. The provisions of the immediately preceding clause (i) are not intended to limit the Lenders’ obligations under Section 12.8.

(e) The Agent shall have no obligation to request the delivery or to maintain copies of any of the Information or other materials referred to above, and in no event shall have any responsibility to monitor compliance by the Borrower with any such requests. Each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such Information or other materials.

ARTICLE IX. NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall comply with the following covenants:

Section 9.1. Financial Covenants.

The Borrower shall not permit:

(a) Maximum Leverage Ratio. The ratio of (i) Total Indebtedness to (ii) Total Asset Value, to exceed 0.60 to 1.0 at any time; provided, however, that if such ratio is greater than 0.60 to 1.0 but is not greater than 0.65 to 1.0, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Borrower shall be deemed to be in compliance with this subsection (a) so long as (1) the Borrower’s failure to comply with the foregoing covenant resulted from the Borrower’s (or any Subsidiary’s) acquisition of a portfolio of Properties, (2) such acquisition is otherwise permitted hereunder, (3) such ratio does not exceed 0.60 to 1.0 for a period of more than two complete consecutive fiscal quarters and (4) the Borrower shall not have previously used the exception provided in clauses (1) through (3) on more than one occasion during the term of this Agreement.

(b) Minimum Fixed Charge Coverage Ratio. The ratio of (i) Adjusted EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for the fiscal quarter of the Borrower most recently ending to (ii) Fixed Charges for such period, to be less than 1.50 to 1.00 at the end of any fiscal quarter.

(c) Maximum Secured Indebtedness Ratio. The ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Total Asset Value, to be greater than 0.350 to 1.00 at any time.

(d) Minimum Unencumbered Leverage Ratio. The ratio of (i) Unencumbered Asset Value to (ii) Unsecured Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis, to be less than 1.60 to 1.00 at the any time.

(e) Minimum Net Worth. Tangible Net Worth at any time to be less than (i) $870,000,000 plus (ii) 75% of the Net Proceeds of all Equity Issuances effected by the Borrower or any Subsidiary after June 30, 2003 (other than Equity Issuances to the Borrower or any Subsidiary).

(f) Assets Owned by Borrower and Guarantors. The amount of Adjusted Total Asset Value attributable to assets directly owned by the Borrower and the Guarantors to be less than 95.0% of Adjusted Total Asset Value.

Section 9.2. Restricted Payments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment if an Event of Default or a Major Default exists or a Default or Event of Default would result from the making of such Restricted Payment, except that the Borrower may, subject to the immediately following sentence, declare and make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.13. If an Event of Default specified in Section 10.1.(a), Section 10.1.(b), Section 10.1.(f) or Section 10.1.(g) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary.

Section 9.3. Indebtedness.

The Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if as a result of the assumption, incurring or becoming obligated in respect thereof, and after giving effect thereto, a Default or Event of Default is or would be caused thereby, or any Major Default or Event of Default is then in existence, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.4. Certain Permitted Investments.

The Borrower shall not, and shall not permit any Subsidiary to, make any Investment in or otherwise own the following items which would cause the aggregate value of such holdings of the Borrower and such other Subsidiaries to exceed 35.0% of Total Asset Value at any time:

(a) Investments in Unconsolidated Affiliates and other Persons that are not Subsidiaries and Investments in Subsidiaries that own Non-Controlled Properties, with the aggregate value of such Investments determined in a manner consistent with the definition of Total Asset Value or, if not contemplated under the definition of Total Asset Value, as determined in accordance with GAAP;

(b) the aggregate book value of all Mortgage Receivables; and

(c) the aggregate Construction Budget for all real property under construction.

Section 9.5. Investments Generally.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a) Investments in Subsidiaries in existence on the Agreement Date and disclosed on Part I of Schedule 6.1.(b);

(b) Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) as a result of such Investment, and after giving effect thereto, no Default or Event of Default is or would be caused thereby, and no other Major Default or Event of Default is then in existence and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Material Subsidiary, and is not an Excluded Subsidiary and does not own a Non-Controlled Property, the terms and conditions set forth in Section 7.12. are satisfied;

(c) Investments permitted under Section 9.4.;

(d) Investments in Cash Equivalents;

(e) intercompany Indebtedness among the Borrower and its Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 9.3.;

(f) loans and advances to officers and employees (i) to finance their exercise of options to acquire stock in the Borrower to the extent made pursuant to arrangements in existence on the Agreement Date and only as permitted by Applicable Law and (ii) for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and

(g) any other Investment so long as a result of making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be caused thereby, and no other Major Default or Event of Default is then in existence.

Section 9.6. Liens; Negative Pledges; Other Matters.

(a) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if as a result of the creation, assumption or incurring of such Lien, a Default or Event of Default is or would be caused thereby or any other Major Default or Event of Default is then in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement (i) evidencing Indebtedness which the Borrower or such

Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.3.; (ii) which Indebtedness is secured by a Lien permitted to exist hereunder and (iii) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into.

(c) The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any Subsidiary other than, in the case of any Subsidiary that is not a Wholly Owned Subsidiary, limitations arising after the date hereof to the effect that any such dividends, distributions, loans, advances or transfers of property must be on fair and reasonable terms and on an arm’s length basis.

Section 9.7. Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a) any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower) so long as, as a result of the taking of such action, and after giving effect thereto, no Default or Event of Default is or would be caused thereby or any other Major Default or Event of Default is then in existence; notwithstanding the foregoing, any such Loan Party may enter into a transaction of merger pursuant to which such Loan Party is not the survivor of such merger only if (i) the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger; (ii) if the survivor entity is a Material Subsidiary (and not an Excluded Subsidiary) within 5 Business Days of consummation of such merger, the survivor entity (if not already a Guarantor) shall have executed and delivered an assumption agreement in form and substance satisfactory to the Agent pursuant to which such survivor entity shall assume all of the such Loan Party’s Obligations under this Agreement and the other Loan Documents to which it is a party; (iii) within 30 days of consummation of such merger, the survivor entity delivers to the Agent the following: (A) items of the type referred to in Sections 5.1.(a)(ix) through (xii) with respect to the survivor entity as in effect after consummation of such merger (if not previously delivered to the Agent and still in effect), (B) copies of all documents entered into by such Loan Party or the survivor entity to effectuate the consummation of such merger, including, but not limited to, articles of merger and the plan of merger, (C) copies, certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party or the survivor entity, of all corporate and shareholder action authorizing such merger and (D) copies of any filings with the Securities and Exchange Commission in connection with such merger; and (iv) such Loan Party and the survivor entity each takes such other action and delivers such other documents, instruments, opinions and agreements as the Agent may reasonably request;

(b) the Borrower, its Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c) a Person may merge with and into the Borrower so long as (i) the Borrower is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (iii) the Borrower shall have given the Agent and the Lenders at least 10 Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower);

(d) the Borrower and each Subsidiary may sell, transfer or dispose of assets (including by merger or liquidation of Subsidiaries) among themselves; and

(e) the Borrower and each Subsidiary may transfer property as security for Indebtedness permitted by Section 9.3.

Section 9.8. Fiscal Year.

The Borrower shall not change its fiscal year from that in effect as of the Agreement Date.

Section 9.9. Modifications of Organizational Documents.

The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 9.10. Transactions with Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries or any other Loan Party to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) compensation, bonus and benefit arrangements with employees and trustees as permitted by Applicable Law; (b) transactions not prohibited by Section 9.7. to the extent among the Borrower, the other Loan Parties and other Subsidiaries; and (c) other transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 9.11. ERISA Exemptions.

The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder other than as a result of contributions by the Borrower or a Subsidiary to Benefit Arrangements, Plans or Multiemployer Plans not prohibited by this Agreement or any other Loan Document.

Section 9.12. Non-Controlled Properties.

The Borrower shall not permit any Subsidiary that owns a Non-Controlled Property to own any assets other than another Non-Controlled Property and other nonmaterial assets incidental to the ownership of a Non-Controlled Property.

ARTICLE X. DEFAULT

Section 10.1. Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a) Default in Payment of Principal. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.

(b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations (other than the principal of any Loan) owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of 5 Business Days.

(c) Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 8.4.(h) or Article IX. or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Agent.

(d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Borrower or any other Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e) Indebtedness Cross-Default.

(i) The Borrower, any Subsidiary or any other Loan Party shall fail to pay when due and payable the principal of, or interest on (after giving effect to the expiration of any grace period for such payment), any Indebtedness (other than the Loans but including Secured Indebtedness accelerated, or required to be prepaid or repurchased prior to the stated maturity thereof, as a result of a casualty with respect to, or condemnation of, the property securing such Secured Indebtedness) having an aggregate outstanding principal amount of $25,000,000 or more (“Material Indebtedness”); or

(ii) (x) the maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof;

(iii) any other event shall have occurred and be continuing (and any related grace period shall have expired) which would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

(iv) any Loan Party shall fail to pay when due and payable amounts in excess of $25,000,000 in the aggregate owing in respect of any Derivatives Contracts.

The provisions of the immediately preceding clauses (ii) and (iii) shall not apply to any Secured Indebtedness accelerated, or required to be prepaid or repurchased prior to the stated maturity thereof, as a result of a casualty with respect to, or condemnation of, the property securing such Secured Indebtedness.

(f) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any Significant Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any Significant Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Borrower, such Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h) Litigation; Enforceability. The Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i) Judgment. A judgment or order for the payment of money or for an injunction shall be entered against the Borrower, any Subsidiary or any other Loan Party, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Borrower, such Subsidiaries and such other Loan Parties, $25,000,000 or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

(j) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any Subsidiary or any other Loan Party which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having Unfunded Liabilities in excess of $25,000,000 in the aggregate shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having Unfunded Liabilities in excess of $25,000,000 in the aggregate; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having Unfunded Liabilities in excess of $25,000,000 in the aggregate must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000.

(l) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(m) Change of Control/Change in Management.

(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 20.0% of the total voting power of the then outstanding voting stock of the Borrower; or

(ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Borrower (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least two-thirds of the Board of Trustees of the Borrower then in office.

Section 10.2. Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a) Acceleration; Termination of Facilities.

(i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), (A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the

Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower.

(ii) Optional. If any other Event of Default shall exist, the Agent shall, at the direction of the Requisite Lenders, declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.

(b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d) Appointment of Receiver. To the extent permitted by Applicable Law and as directed by the Requisite Lenders, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

Section 10.3. Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a) amounts due to the Agent in respect of fees and expenses due under Section 12.2.;

(b) amounts due to the Lenders in respect of fees and expenses due under Section 12.2., pro rata in the amount then due each Lender;

(c) payments of interest on all the Loans, to be applied for the ratable benefit of the Lenders;

(d) payments of principal of all the Loans, to be applied for the ratable benefit of the Lenders;

(e) amounts due the Agent and the Lenders from the Borrower or the other Loan Parties pursuant to Sections 11.7. and 12.9.;

(f) payments of all other Obligations and other amounts due and owing by the Borrower and the other Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(g) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.4. Performance by Agent.

If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document except to the extent resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Section 10.5. Rights Cumulative.

The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XI. THE AGENT

Section 11.1. Authorization and Action.

Each Lender hereby appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, the Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Agent pursuant to this Agreement or the other Loan Documents. The Agent will also furnish to any Lender, upon request of such Lender, a copy of any certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders (or all of the Lenders if explicitly required under any provision of this Agreement) have so directed the Agent to exercise such right or remedy.

Section 11.2. Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11.3. Notice of Defaults.

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default.” Further, if the Agent receives such a “notice of default”, the Agent shall give prompt notice thereof to the Lenders.

Section 11.4. Wachovia as Lender.

Wachovia, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wachovia in each case in its individual capacity. Wachovia and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wachovia or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 11.5. Approvals of Lenders.

All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6. Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of the Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrower, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7. Indemnification of Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Credit Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Agent following the advice of counsel to the Agent of which advice the Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Agent’s own choosing) incurred by the Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent, and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8. Successor Agent.

The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents for good cause by all of the Lenders (other than the Lender then acting as Agent) upon 30 days’ prior written notice to the Agent. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of the Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent’s giving of notice of resignation or the Lenders’ removal of the resigning Agent, then the resigning or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having total combined assets of at least $50,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

Section 11.9. Titled Agents.

Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles of “Sole Lead Arranger,” “Sole Book Manager”, “Documentation Agent” and “Managing Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, the Borrower or any Lender and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

ARTICLE XII. MISCELLANEOUS

Section 12.1. Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to the Borrower:

Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland 20852-4041
Attn: Chief Accounting Officer
Telephone:	(301) 998-8318
Telecopy:	(301) 998-3701

and for all notices (other than notices solely under Article II), with copies to:

General Counsel
Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland 20852-4041
Telephone:	(301) 998-8100
Telecopy:	(301) 998-3715

and

Wendelin A. White, P.C.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, DC 20037
Telephone:	(202) 663-8360
Telecopy:	(202) 663-8007

If to the Agent:

Wachovia Bank, National Association
301 S. College Street, NC0172
Charlotte, North Carolina 28288
Attn: Rex E. Rudy
Telephone:	(704) 383-6506
Telecopy:	(704) 383-6205

If to a Lender:

To such Lender’s address or telecopy number, as applicable, as set forth in its Administrative Questionnaire;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied on a Business Day, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II. shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 12.2. Expenses.

The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent and costs and expenses in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of counsel to the Agent and one separate counsel for the Lenders and any payments in indemnification or otherwise payable by the

Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent, and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from, any failure to pay or delay in paying documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including the reasonable fees and disbursements of counsel to the Agent and one separate counsel for the Lenders (but also including special insolvency counsel and any required local counsel), whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Agent and/or the Lenders may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 12.3. Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Agent, each Lender and each affiliate of the Agent or any Lender, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an affiliate of a Lender, subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any such affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured.

Section 12.4. Litigation; Jurisdiction; Other Matters; Waivers.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE

OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN OF NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

(b) Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c) Any Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Loan or other Obligations owing to such Lender; provided, however, (i) any such participating interest must be for a constant and not a varying percentage interest and (ii) unless the Borrower and the Agent otherwise agree, after giving effect to the grant of a participating interest in a Lender’s Loan, the amount of its Loan in which it has not granted any participating interests must be equal to at least $10,000,000. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Loan, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 7.12.(c)). An assignment or other transfer which is not permitted by subsection (d) or (e) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (c). Upon request from the Agent, a Lender shall notify the Agent of the sale of any participation hereunder and, if requested by the Agent, certify to the Agent that such participation is permitted hereunder and that the requirements of Section 3.12.(c) have been satisfied.

(d) Any Lender may with the prior written consent of the Agent and, so long as no Event of Default exists, the Borrower (which consent, in each case, shall not be unreasonably withheld (it being agreed that the Borrower’s withholding of consent to an assignment which would result in the Borrower having to pay amounts under Section 3.12. shall be deemed to be reasonable)), assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes (including all or a portion of the Loan owing to such Lender); provided, however, (i) no such consent by the Borrower shall be required in the case of any assignment to another Lender or any affiliate of such Lender or another Lender and no such consent by the Agent shall be required in the case of any assignment by a Lender to any affiliate of such Lender; (ii) unless the Borrower and the Agent otherwise agree, after giving effect to any partial assignment by a Lender, the Assignee shall hold, and the assigning Lender shall retain, Loans having an outstanding principal balance, of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof; and (iii) each such assignment shall be effected by means of an Assignment and Acceptance Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement with respect to the assigned interest as of the effective date of the Assignment and Acceptance Agreement and shall have all the rights and obligations of a Lender with respect to the assigned interest as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder with respect to the assigned interest to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. Anything in this Section to the contrary notwithstanding, no Lender may assign, or grant a participating interest in any Loan held by it to the Borrower, any Subsidiary or any Affiliate of the Borrower.

(e) The Agent shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Loan held by each Lender from time to time (the “Register”). The Agent shall give each Lender and the Borrower notice of the assignment by any Lender of its rights as contemplated by this Section. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance Agreement shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice to the Agent. Upon its receipt of an Assignment and Acceptance Agreement executed by an assigning Lender, together with each Note subject to such assignment, the Agent shall, if such Assignment and Acceptance Agreement has been completed and if the Agent receives the processing and recording fee described in subsection (d) above, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f) In addition to the assignments and participations permitted under the foregoing provisions of this Section, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(g) A Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 12.8.

(h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, any other Loan Party or any of their respective Affiliates or Subsidiaries.

(i) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 12.6. Amendments.

(a) Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b) Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following:

(i) subject the Lenders to any additional obligations;

(ii) reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(iii) reduce the amount of any Fees payable hereunder or postpone any date fixed for payment thereof;

(iv) modify the definition of the term “Termination Date” (except as contemplated under Section 2.9.) or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due);

(v) amend or otherwise modify the provisions of Section 3.2.;

(vi) modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 12.6. if such modification would have such effect;

(vii) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12. (c)); or

(viii) increase the number of Interest Periods permitted with respect to Loans under Section 2.3.

(c) No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.

(d) Notwithstanding anything in this Section to the contrary, a Default or Event of Default may not be waived for purposes of Section 5.1.(c) without the prior written consent of the Requisite Lenders.

(e) No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon, and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. Except as otherwise provided in Section 11.5., no course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 12.7. Nonliability of Agent and Lenders.

The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower or any other Loan Party, and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 12.8. Confidentiality.

The Agent and each Lender shall use reasonable efforts to assure that information about Borrower, the other Loan Parties and other Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Agent, the Lenders, and their respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Agent or such Lender, as applicable, and the Borrower, but in any event the Agent and the Lenders may make disclosure: (a) to any of their respective affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section 12.8.); (b) as reasonably requested by any bona fide prospective Assignee, Participant or other transferee in connection with the contemplated transfer of any Loan or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, as necessary for the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach by such party of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate unless the Agent or such Lender has actual knowledge that such information became nonconfidential as a result of a breach of a confidential arrangement with the Borrower or such Loan Party. Notwithstanding the foregoing, the Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Agent or such Lender or in accordance with the regulatory compliance policy of the Agent or such Lender.

Section 12.9. Indemnification.

(a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each of the Lenders, any affiliate of the Agent or any Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding lost profits, losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12. or 4.1. or expressly excluded from the coverage of such Sections 3.12. or 4.1.) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any Subsidiary that violates or threatens to violate a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any

Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party.

(b) The Borrower’s indemnification obligations under this Section 12.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this Section 12.9.

(c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party, notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding, (y) there is an allegation of a violation of law by such Indemnified Party or (z) the proposed settlement or compromise would otherwise be disadvantageous to such Indemnified Party as determined by it in its sole discretion.

(f) If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g) The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10. Termination; Survival.

At such time as (a) the outstanding principal balance of the Loans and (b) all other Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.12., 4.1., 4.4., 11.7., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11. Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12. GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13. Patriot Act.

The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with such Act.

Section 12.14. Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 12.15. Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 12.16. Limitation of Liability.

Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 12.17. Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.18. Construction.

The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.

Section 12.19. Limitation of Liability of Trustees, Etc.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE AGENT AND THE LENDERS SHALL LOOK SOLELY TO THE PROPERTY OF THE BORROWER AND THE OTHER LOAN PARTIES FOR THE ENFORCEMENT OF ANY CLAIM AGAINST THE BORROWER AND SUCH LOAN PARTY UNDER OR IN RESPECT OF ANY OF THE LOAN DOCUMENTS AND ACCORDINGLY NEITHER THE TRUSTEES, OFFICERS, EMPLOYEES, AGENTS NOR SHAREHOLDERS OF THE BORROWER SHALL HAVE ANY PERSONAL LIABILITY FOR OBLIGATIONS ENTERED INTO BY OR ON BEHALF OF THE BORROWER OR ANY OTHER LOAN PARTY.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Name:	Dawn M. Becker
Title:	Executive Vice President-General Counsel and Secretary

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

November 9, 2007 with Federal Realty Investment Trust]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/ Amit Khimji
Name:	Amit Khimji
Title:	Vice President

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement dated as of

November 9, 2007 with Federal Realty Investment Trust]

BANK OF AMERICA, N.A. as a Lender

By:	/s/ Michael W. Edwards
Name:	Michael W. Edwards
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A. as a Lender

By:	/s/ Donald Shokrian
Name:	Donald Shokrian
Title:	Managing Director

SUNTRUST BANK as a Lender

By:	/s/ Nancy B. Richards
Name:	Nancy B. Richards
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION as a Lender

By:	/s/ A. Jeffrey Jacobsen
Name:	A. Jeffrey Jacobsen
Title:	Senior Vice President

CITICORP NORTH AMERICA, INC. as a Lender

By:	/s/ Ricardo James
Name:	Ricardo James
Title:	Vice President

REGIONS BANK as a Lender

By:	/s/ Kerri Raines
Name:	Kerri Raines
Title:	Vice President

EUROHYPO AG, NEW YORK BRANCH as a Lender

By:	/s/ John Lippmann
Name:	John Lippmann
Title:	Director

By:	/s/ John Hayes
Name:	John Hayes
Title:	Vice President

PNC BANK NATIONAL ASSOCIATION as a Lender

By:	/s/ Timothy P. Gleeson
Name:	Timothy P. Gleeson
Title:	Vice President

ROYAL BANK OF CANADA as a Lender

By:	/s/ Jake Sigmund
Name:	Jake Sigmund
Title:	Authorized Signatory

COMERICA BANK as a Lender

By:	/s/ James Graycheck
Name:	James Graycheck
Title:	Vice President

SCHEDULE 1

Commitments

Lender	Commitment Amount
Wachovia Bank, National Association	$21,000,000
Bank of America, N.A.	$21,000,000
JPMorgan Chase Bank, N.A.	$21,000,000
SunTrust Bank	$21,000,000
U.S. Bank National Association	$21,000,000
Citicorp North America, Inc.	$21,000,000
Regions Bank	$21,000,000
Eurohypo AG, New York Agency	$14,000,000
PNC Bank, National Association	$14,000,000
Royal Bank of Canada	$14,000,000
Comerica Bank	$11,000,000

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT dated as of                 , 20     (the “Agreement”) by and among                                          (the “Assignor”),                      (the “Assignee”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent (the “Agent”).

WHEREAS, the Assignor is a Lender under that certain Credit Agreement dated as of November 9, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto;

WHEREAS, the Assignor desires to assign to the Assignee, among other things, all or a portion of the Assignor’s rights under the Credit Agreement, all on the terms and conditions set forth herein; and

WHEREAS, the Agent consents to such assignment on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by the Assignee to the Assignor pursuant to Section 2 of this Agreement, effective as of                 , 200     (the “Assignment Date”), the Assignor hereby irrevocably sells, transfers and assigns to the Assignee, without recourse, a $             interest (such interest being the “Assigned Loan”) in and to the Assignor’s Loan and all of the other rights and obligations of the Assignor under the Credit Agreement, such Assignor’s Note and the other Loan Documents (representing             % in respect of the aggregate amount of all Lenders’ outstanding Loans), all voting rights of the Assignor associated with the Assigned Loan, all rights to receive interest on the Assigned Loan and all Fees with respect to the Assigned Loan and all other rights and obligations of the Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Loan, all as if the Assignee were an original Lender under and signatory to the Credit Agreement holding a Loan equal to the amount of the Assigned Loan. The Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of the Assignor with respect to the Assigned Loan as if the Assignee were an original Lender under and signatory to the Credit Agreement having a Loan equal to the Assigned Loan, which obligations shall include, but shall not be limited to, the obligation of the Assignor to indemnify the Agent as provided therein (the foregoing obligation, together with all other obligations more particularly set forth in the Credit Agreement and the other Loan Documents, collectively, the “Assigned Obligations”). The Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Loan from and after the Assignment Date.

(b) The assignment by the Assignor to the Assignee hereunder is without recourse to the Assignor. The Assignee makes and confirms to the Agent, the Assignor, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XI. of the Credit Agreement. Not in limitation of the foregoing, the Assignee acknowledges and agrees that, except as set forth in Section 4 below, the Assignor is making no representations or warranties with respect to, and the Assignee hereby releases and discharges the Assignor for any responsibility or liability for: (i) the present or future solvency or financial condition of the Borrower, any Subsidiary or any other Loan Party, (ii) any representations, warranties, statements or information made or furnished by the Borrower, any Subsidiary or any other Loan Party in connection with the Credit Agreement or otherwise, (iii) the validity, efficacy, sufficiency, or enforceability of the Credit Agreement, any other Loan Document or any other document or instrument executed in connection therewith, or the collectibility of the Assigned Obligations, (iv) the perfection, priority or validity of any Lien with respect to any collateral at any time securing the Obligations or the Assigned Obligations under the Notes or the Credit Agreement and (v) the performance or failure to perform by the Borrower or any other Loan Party of any obligation under the Credit Agreement or any other Loan Document to which it is a party. Further, the Assignee acknowledges that it has, independently and without reliance upon the Agent, or on any affiliate or subsidiary thereof, the Assignor or any other Lender and based on the financial statements supplied by the Borrower and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to become a Lender under the Credit Agreement. The Assignee also acknowledges that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Documents or pursuant to any other obligation. Except as expressly provided in the Credit Agreement, the Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to the Borrower or any other Loan Party or to notify the Assignee of any Default or Event of Default. The Assignee has not relied on the Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.

Section 2. Payment by Assignee. In consideration of the assignment made pursuant to Section 1 of this Agreement, the Assignee agrees to pay to the Assignor on the Assignment Date, such amount as they may agree.

Section 3. Payments by Assignor. The Assignor agrees to pay to the Agent on the Assignment Date the administration fee, if any, payable under the applicable provisions of the Credit Agreement.

Section 4. Representations and Warranties of Assignor. The Assignor hereby represents and warrants to the Assignee that (a) as of the Assignment Date (i) the Assignor is a Lender under the Credit Agreement and that the Assignor is not in default of its obligations under the Credit Agreement; and (ii) the outstanding balance of Loan owing to the Assignor (without

reduction by any assignments thereof which have not yet become effective) is $            ; and (b) it is the legal and beneficial owner of the Assigned Loan which is free and clear of any adverse claim created by the Assignor.

Section 5. Representations, Warranties and Agreements of Assignee. The Assignee (a) represents and warrants that it is (i) legally authorized to enter into this Agreement, (ii) an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) an Eligible Assignee; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered in connection therewith or pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) appoints and authorizes the Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (d) agrees that, if not already a Lender and to the extent of the Assigned Loan, it will become a party to and shall be bound by the Credit Agreement and the other Loan Documents to which the other Lenders are a party on the Assignment Date and will perform in accordance therewith all of the obligations which are required to be performed by it as a Lender.

Section 6. Recording and Acknowledgment by the Agent. Following the execution of this Agreement, the Assignor will deliver to the Agent (a) a duly executed copy of this Agreement for acknowledgment and recording by the Agent and (b) the Assignor’s Note. Upon such acknowledgment and recording, from and after the Assignment Date, the Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, Fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.

Section 7. Addresses. The Assignee specifies as its address for notices and its Lending Office for all Loans, the offices set forth on Schedule 1 attached hereto.

Section 8. Payment Instructions. All payments to be made to the Assignee under this Agreement by the Assignor, and all payments to be made to the Assignee under the Credit Agreement, shall be made as provided in the Credit Agreement in accordance with the following instructions set forth on Schedule 1 attached hereto or as the Assignee may otherwise notify the Agent.

Section 9. Effectiveness of Assignment. This Agreement, and the assignment and assumption contemplated herein, shall not be effective until (a) this Agreement is executed and delivered by each of the Assignor, the Assignee, the Agent, and if required under Section 12.5.(d) of the Credit Agreement, the Borrower, and (b) the payment to the Assignor of the amounts, if any, owing by the Assignee pursuant to Section 2 hereof and (c) the payment to the Agent of the amounts, if any, owing by the Assignor pursuant to Section 3 hereof. Upon recording and acknowledgment of this Agreement by the Agent, from and after the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder to the extent of the Assigned

Loan and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights (except as otherwise provided in Section 12.10. of the Credit Agreement) and be released from its obligations under the Credit Agreement with respect to the Assigned Loan; provided, however, that if the Assignor does not assign its entire interest under the Loan Documents, it shall remain a Lender entitled to all of the benefits and subject to all of the obligations thereunder with respect to its Loan.

Section 10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 12. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 13. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by the Assignee and the Assignor; provided, however, any amendment, waiver or consent which shall affect the rights or duties of the Agent under this Agreement shall not be effective unless signed by the Agent.

Section 14. Entire Agreement. This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

Section 15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 16. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Include this Section only if Borrower’s consent is required under Section 12.5.(d) Section 17. Agreements of the Borrower. The Borrower hereby agrees that the Assignee shall be a Lender under the Credit Agreement having a Loan equal to the Assigned Loan. The Borrower agrees that the Assignee shall have all of the rights and remedies of a Lender under the Credit Agreement and the other Loan Documents as if the Assignee were an original Lender under and signatory to the Credit Agreement, including, but not limited to, the right of a Lender to receive payments of principal and interest with respect to the Assigned Obligations, and to receive Fees payable to the Lenders as provided in the Credit Agreement. Further, the Assignee shall be entitled to the indemnification provisions from the Borrower in favor of the Lenders as provided in the Credit Agreement and the other Loan Documents. The Borrower further agrees, upon the execution and delivery of this Agreement, to execute in favor of the Assignee, and if applicable the Assignor, Notes as required by Section 12.5.(d) of the Credit Agreement. Upon receipt by the Assignor of the amounts due the Assignor under Section 2, the Assignor agrees to surrender to the Borrower such Assignor’s Notes.]

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Acceptance Agreement as of the date and year first written above.

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted as of the date first written above.

AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[Signatures Continued on Following Page]

[Include signature of the Borrower only if required under Section 12.5.(d) of the Credit Agreement]

Agreed and consented to as of the date first written above.

BORROWER:

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

SCHEDULE 1

Information Concerning the Assignee

Notice Address:

Telephone No.:
Telecopy No.:

Lending Office:

Telephone No.:
Telecopy No.:

Payment Instructions:

EXHIBIT B

FORM OF NOTICE OF BORROWING

November     , 2007

Wachovia Bank, National Association, as Agent

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, North Carolina 28288

Attention: Rex E. Rudy

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 9, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Loans to the Borrower in an aggregate principal amount equal to $200,000,000.

2.	The Borrower requests that such Loans be made available to the Borrower on November , 2007.

3.	The Borrower hereby requests that the requested Loans all be of the following Type:

[Check one box only]

☐	Base Rate Loans

☐	LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐	1 week
	☐	1 month
	☐	2 months
	☐	3 months
	☐	6 months
	☐	1 year

B-1

4.	The proceeds of this borrowing of Loans will be used for general corporate purposes.

5.	The Borrower requests that the proceeds the Loans be made available to the Borrower by wire transfer in immediately available funds to:

[insert appropriate wiring instructions]

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF NOTICE OF CONTINUATION

                    , 20

Wachovia Bank, National Association, as Agent

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, North Carolina 28288

Attention: Rex E. Rudy

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 9, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.6. of the Credit Agreement, the Borrower hereby requests a Continuation of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The proposed date of such Continuation is , 20 .

2.	The aggregate principal amount of Loans subject to the requested Continuation is $ .

3.	The portion of such principal amount subject to such Continuation is $ .

4.	The current Interest Period for each of the Loans subject to such Continuation ends on , 20 .

5.	The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]	☐	1 week
	☐	1 month
	☐	2 months
	☐	3 months
	☐	6 months
	☐	1 year

C-1

The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Event of Default exists or will exist.

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.6. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF NOTICE OF CONVERSION

                    , 20

Wachovia Bank, National Association, as Agent

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, North Carolina 28288

Attention: Rex E. Rudy

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 9, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.7. of the Credit Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The proposed date of such Conversion is , 20 .

2.	The Loans to be Converted pursuant hereto are currently:

[Check one box only]	☐	Base Rate Loans
	☐	LIBOR Loans

3.	The aggregate principal amount of Loans subject to the requested Conversion is $ .

4.	The portion of such principal amount subject to such Conversion is $ .

D-1

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐	Base Rate Loans
☐	LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]	☐	1 week
	☐	1 month
	☐	2 months
	☐	3 months
	☐	6 months
	☐	1 year

Other than a conversion to Base Rate Loans, the Borrower hereby certifies to the Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Event of Default exists or will exist and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.7. of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, FEDERAL REALTY INVESTMENT TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), hereby promises to pay to the order of                                          (the “Lender”), in care of Wachovia Bank, National Association, as Agent (the “Agent”) at Wachovia Bank, National Association, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, or at such other address as may be specified in writing by the Agent to the Borrower, the principal sum of                                          AND     /100 DOLLARS ($                    ) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower under the Credit Agreement (as herein defined)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loan made by the Lender.

This Note is one of the Notes referred to in the Credit Agreement dated as of November 9, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their permitted assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 12.5.(d) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

FEDERAL REALTY INVESTMENT TRUST

By:
Name:
Title:

SCHEDULE OF LOAN

This Note evidences the Loan made under the within-described Credit Agreement to the Borrower, on the date and in the principal amount set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT F

FORM OF OPINION OF COUNSEL

[to be provided]

F-1

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

                    , 20

Wachovia Bank, National Association, as Agent

One Wachovia Center

301 South College Street

Mail Code: NC0172

Charlotte, North Carolina 28288

Each of the Lenders Party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of November 9, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.5. thereof (the “Lenders”), Wachovia Bank, National Association, as Agent (the “Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 8.3. of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders, in his or her capacity as an officer of the Borrower and not in his or her individual capacity, as follows:

(1) The undersigned is a Responsible Officer of the Borrower, holding the office indicated below his/her signature to this Compliance Certificate.

(2) The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3) To the best of the undersigned’s knowledge, information and belief after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].

(4) Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Borrower and its Subsidiaries were in compliance with the covenants contained in Sections 9.1. and 9.4.

G-1

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

Name:
Title:

G-2

EXHIBIT H

FORM OF GUARANTY

THIS GUARANTY dated as of November 9, 2007, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Credit Agreement dated as of November 9, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Lenders making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following, whether now existing or hereafter arising, (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower to any Lender or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans, and the payment of all interest, Fees, charges, attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders and the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Lenders or the Agent shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Guarantied Obligations.

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a) (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c) any furnishing to the Agent or the Lenders of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;

(d) any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f) any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(g) any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;

(h) any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;

(i) any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

(j) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4. Action with Respect to Guarantied Obligations. The Lenders and the Agent may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document (other than this Guaranty, as to which each Guarantor’s Agreement is required); (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Lenders shall elect.

Section 5. Representations and Warranties. Each Guarantor hereby severally with respect to itself only makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8. Inability to Accelerate Loan. If the Agent and/or the Lenders are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Agent, or any Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Agent or such Lender repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Agent or such Lender for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Agent or such Lender.

Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Agent and the Lenders and shall forthwith pay such amount to the Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Agent as collateral security for any Guarantied Obligations existing.

Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any

Taxes, subject to Section 3.12. of the Credit Agreement), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall, subject to Section 3.12. of the Credit Agreement, pay to the Agent and the Lenders such additional amount as will result in the receipt by the Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Agent, each Lender and each affiliate of the Agent or any Lender, at any time during the continuance of an Event of Default, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an affiliate of a Lender, subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender, or any affiliate of the Agent or such Lender, to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.

Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or the Lenders shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17. WAIVER OF JURY TRIAL, ETC.

(a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE GUARANTORS HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE GUARANTORS, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b) EACH OF THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN OF NEW YORK, NEW YORK, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE GUARANTORS, THE AGENT OR ANY OF THE LENDERS PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF

ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18. Loan Accounts. The Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed conclusive evidence of the amounts and other matters set forth herein, absent manifest error. The failure of the Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19. Waiver of Remedies. No delay or failure on the part of the Agent or any Lender in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Lender of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20. Termination. This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms.

Section 21. Successors and Assigns. Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Subject to Section 12.8. of the Credit Agreement, each Guarantor hereby consents to the delivery by the Agent or any Lender to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23. Amendments. This Guaranty may not be amended except in writing signed by the Requisite Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Agent and each Guarantor.

Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.

Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Agent or any Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28. Limitation of Liability. Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.

Section 29. Definitions. (a) For the purposes of this Guaranty:

“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

(b) Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signature on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTORS]

By:
Name:
Title:

Address for Notices: c/o Federal Realty Investment Trust 1626 East Jefferson Street Rockville, Maryland 20852-4041
Attn: General Counsel
Telephone:	(301) 998-8100
Telecopy:	(301) 998-3715

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of                     , 20    , executed and delivered by                                         , a                                          (the “New Guarantor”), in favor of (a) WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”) for the Lenders under that certain Credit Agreement dated as of November 9, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Federal Realty Investment Trust (the “Borrower”), the financial institutions party thereto and their permitted assignees under Section 12.5. thereof (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders.

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Borrower, the New Guarantor, and the existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, the New Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Lenders continuing to make such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of November 9, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Guaranty”), made by each Subsidiary of the Borrower a party thereto in favor of the Agent and the Lenders and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:

(a) irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b) makes to the Agent and the Lenders as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty with respect to itself and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c) consents and agrees to each provision set forth in the Guaranty.

SECTION 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices: c/o Federal Realty Investment Trust 1626 East Jefferson Street Rockville, Maryland 20852-4041
Attn: General Counsel
Telephone:	(301) 998-8100
Telecopy:	(301) 998-3715

Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title: